Exhibit 16.1

August 12, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Digimarc Corporation (the Company) and, under the date of May 27, 2005, we reported on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.

On June 14, 2005, we advised the Company that the auditor-client relationship with KPMG LLP would cease upon the filing of the Company’s Form 10-Q for the quarter ended June 30, 2005. On August 9, 2005, the Company filed its Form 10-Q for the quarter ended June 30, 2005. Accordingly, KPMG’s resignation became effective at that time. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 12, 2005, and we agree with such statements except that we are not in a position to agree or disagree with the statement in the third paragraph that the Audit Committee is continuing the process of selecting a new independent registered public accounting firm to replace KPMG.

Very truly yours,

/Firm Signature/